As filed with the Securities and Exchange Commission on June 7, 1999.
                                               Registration No. 333-____________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                             --------------------------

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                             --------------------------
                                THE MACERICH COMPANY
               (Exact name of Registrant as specified in its charter)

                 MARYLAND                                99-4448705
      (State or other jurisdiction of         (I.R.S. Employer Identification
      incorporation or organization)                      Number)

401 Wilshire Boulevard, No. 700         Arthur M. Coppola, President                  COPY TO:
Santa Monica, California 90401             The Macerich Company                  Mark C. Easton, Esq.
    (310) 394-6000                    401 Wilshire Boulevard, No. 700           O'Melveny & Myers LLP
                                       Santa Monica, California 90401           400 South Hope Street
 (Address, including zip code,             (310) 394-6000                 Los Angeles, California 90071-2899
and telephone number, including                                                      (213) 430-6000
   area code, of Registrant's       (Name, Address, including zip code,
  principal executive offices)        and telephone number, including
                                     area code, of Agent for Service)


                              --------------------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              --------------------------

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   ------------------------------------
                                                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                           AMOUNT TO BE          PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
        TITLE OF EACH CLASS OF              REGISTERED       OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE  REGISTRATION FEE
      SECURITIES TO BE REGISTERED                                       (1)                       (1)                    (1)
-----------------------------------------------------------------------------------------------------------------------------------
 Series A Cumulative Convertible
 Redeemable Preferred Stock, par
 value $0.01 per share                   3,627,131 shares             $26.41                 $95,792,529.71          $26,630.32
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per
 share (3)                               3,627,131 shares               --                        --                     --
-----------------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(a) and (i) under the Securities Act of 1933, the registration fee has been calculated on the basis of a bona fide estimate of the maximum offering price of the Series A Preferred Stock. This estimate was based on the average of the high and low prices for the common stock on the NYSE on June 1, 1999.

(2) This Registration Statement also includes rights in respect of such common stock pursuant to the Agreement between The Macerich Company and First Chicago Trust Company of New York.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                                                           Subject to Completion
                                                              Dated June 7, 1999

                                THE MACERICH COMPANY

                                  3,627,131 SHARES
             SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                  3,627,131 SHARES
                                    COMMON STOCK

                          Offered by selling stockholders

         This prospectus relates to the offer and sale of 3,627,131 shares of Series A Cumulative Convertible Redeemable Preferred Stock and 3,627,131 shares of Common Stock of The Macerich Company, a Maryland corporation, by Security Capital Preferred Growth Incorporated and/or its permitted transferees, pledgees, donees or successors.

                           -------------------------------

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                          -------------------------------

         Our Common Stock is listed on the New York Stock Exchange under the symbol "MAC." Any shares of Common Stock sold in accordance with a prospectus supplement will be approved for listing, subject to notice of issuance, on the New York Stock Exchange. On June 1, 1999, the last reported sale price of the Common Stock on the New York Stock Exchange was $26.44 per share. The Series A Cumulative Convertible Redeemable Preferred Stock is not listed on any exchange or quoted on any national quotation system.

                          -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------------

The date of this prospectus is June 7, 1999.

-------------------------------------------------------------------------------
         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
-------------------------------------------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH THIS DOCUMENT REFERS YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES TO YOU AND IT IS NOT SOLICITING AN OFFER FROM YOU TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE TO YOU IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN IF THIS PROSPECTUS IS GIVEN TO YOU OR THESE SECURITIES ARE OFFERED OR SOLD TO YOU ON A LATER DATE.


                                  TABLE OF CONTENTS


                                                                                  PAGE
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ABOUT THIS PROSPECTUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

STOCK OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

DESCRIPTION OF THE COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . 20

DESCRIPTION OF THE SERIES A PREFERRED STOCK. . . . . . . . . . . . . . . . . . . . 21

REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

RESTRICTIONS ON TRANSFER AND OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . 31

STOCKHOLDER RIGHTS PLAN, SELECTED PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER
       AND BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

FEDERAL INCOME TAX CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . 36

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 53

                                    RISK FACTORS


          YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW BEFORE PURCHASING ANY OF THE 3,627,131 SHARES (THE "SERIES A PREFERRED SHARES") OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE (THE "SERIES A PREFERRED STOCK"), OR THE 3,627,131 SHARES (THE "COMMON SHARES") OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF THE MACERICH COMPANY OFFERED HEREBY. THE SERIES A PREFERRED SHARES AND THE COMMON SHARES ARE REFERRED TO COLLECTIVELY AS THE "SHARES" OR "SECURITIES."

WE INVEST PRIMARILY IN SHOPPING CENTERS, WHICH ARE SUBJECT TO A NUMBER OF SIGNIFICANT RISKS.

     OUR INVESTMENTS IN SHOPPING CENTERS ARE SUBJECT TO A NUMBER OF RISKS BEYOND OUR CONTROL.

          Real property investments are subject to varying degrees of risk that may affect the ability of our regional and community shopping centers to generate sufficient revenues to meet operating and other expenses, including debt service, lease payments, capital expenditures and tenant improvements and to make distributions to their owners and our stockholders. The shopping centers owned wholly by us are referred to as "Wholly-Owned Centers" and those shopping centers that are partly but not wholly owned by us are referred to as "Joint Venture Centers"; each of the Wholly-Owned Centers and Joint Venture Centers is a "Center" and all are collectively "Centers". A number of factors may decrease the income generated by the Centers, including:

          -    the national economic climate;

          - the regional and local economy (which may be negatively impacted by plant closings, industry slowdowns, adverse weather conditions, natural disasters and other factors);

          - local real estate conditions (such as an oversupply of, or a reduction in demand for, retail space);

          - perceptions by retailers or shoppers of the safety, convenience and attractiveness of a Center; and

          - increased costs of maintenance, insurance and operations (including real estate taxes).

          Income from shopping center properties and shopping center values are also affected by applicable laws and regulations, including tax and zoning laws, interest rate levels and the availability and cost of financing. In addition, the number of prospective buyers interested in purchasing shopping centers is limited. Therefore, if we sell the Centers, we may receive less money than we have invested in the Centers.

     OUR CENTERS MUST COMPETE WITH OTHER RETAIL CENTERS AND RETAIL FORMATS FOR TENANTS AND CUSTOMERS.

          There are numerous shopping facilities that compete with the Centers in attracting tenants to lease space and an increasing number of new retail formats other than retail shopping centers that compete with the Centers for retail sales. Competing retail formats include factory outlet centers, power centers, discount shopping clubs, mail-order services, internet shopping and home shopping networks. Our revenues may be reduced as a result of increased competition.

     OUR CENTERS DEPEND ON TENANTS TO GENERATE RENTAL REVENUES.

          Our revenues and funds available for distribution will be reduced if:

          - a significant number of our tenants are unable (due to poor operating results, bankruptcy or other reasons) to meet their obligations;

          - we are unable to lease a significant amount of space in the Centers on economically favorable terms; or

          - for any other reason, we are unable to collect a significant amount of rental payments.

          A decision by a department store or other large retail store tenant (an "anchor"), or other significant tenant, to cease operations at a Center could also have an adverse effect on our financial condition. The closing of an anchor could allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center. In addition, tenants at one or more Centers might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry. The bankruptcy and subsequent closure of retail stores may reduce occupancy levels and rental income, or otherwise adversely affect our financial performance. Furthermore, if the store sales of retailers operating in the Centers decline sufficiently, tenants might be unable to pay their minimum rents or expense recovery charges. In the event of a default by a lessee, the affected Center may experience delays and costs in enforcing its rights as lessor.

     OUR MANAGEMENT COMPANIES ARE SUBJECT TO THE RISKS ASSOCIATED WITH THE PROPERTY MANAGEMENT AND LEASING BUSINESS.

          Each of our three management companies, Macerich Property Management Company, Macerich Manhattan Management Company and Macerich Management Company (each a "management company" and collectively, the "management companies"), is subject to the risks associated with the property management and leasing business. These risks include the risks that:

          - management and leasing contracts with third-party owners will be lost to competitors;

          - contracts will not be renewed on terms consistent with current terms; and

          -    leasing activity generally may decline.

Third parties can terminate most of our third-party management contracts on 30 to 60 days notice. In addition, if revenues fall, the management companies will receive reduced compensation under virtually all of our third-party property management agreements.

     OUR ACQUISITION AND REDEVELOPMENT STRATEGY MAY NOT BE SUCCESSFUL.

          Our historical growth in revenues, net income and funds from operations ("FFO") has been closely tied to the acquisition and redevelopment of shopping centers. Many factors, including the availability and cost of capital, total debt to market capitalization ratio, interest rates and the availability of attractive acquisition targets, among others, will affect our ability to acquire and redevelop additional properties in the future. We may not be successful in pursuing acquisition opportunities and newly acquired properties may not perform as well as expected. Expenses arising from our efforts to complete acquisitions, redevelop properties or increase our market penetration may have a material adverse effect on our business, financial condition and results of operations. We face competition for acquisitions primarily from other publicly-traded real estate investment trusts ("REITs"), as well as private real estate companies and financial buyers. Some of our competitors have greater financial and other resources than we do. Increased competition for shopping center acquisitions may impact adversely our ability to acquire additional properties on favorable terms. We cannot guarantee that we will be able to implement our growth strategy successfully or manage our expanded operations effectively and profitably.

CONFLICTS OF INTEREST MAY RESULT IN ACTIONS THAT ARE NOT IN THE BEST INTEREST OF OUR STOCKHOLDERS.

     THE STRUCTURE OF THE MANAGEMENT COMPANIES AND THEIR MANAGEMENT AGREEMENTS MAY CREATE CONFLICTS OF INTEREST.

          The management companies carry on our management, leasing and redevelopment business. Mace Siegel, Arthur M. Coppola, Dana K. Anderson and Edward C. Coppola (the "Principals") own 100% of the outstanding shares of voting common stock of each of Macerich Property Management Company and Macerich Management Company. The Macerich Partnership L.P., a Delaware limited partnership (the "operating partnership") owns 100% of the outstanding shares of non-voting preferred stock of each of these two entities. As the holder of 100% of the preferred stock, the operating partnership has the right to receive 95% of each company's net cash flow. However, since the management companies are operating companies and not passive entities, our investment in the non-voting preferred stock is subject to the risk that the Principals might have interests that are inconsistent with our interests. Macerich Manhattan Management Company is a wholly-owned subsidiary of Macerich Management Company.

          The management companies have entered into management agreements (the "management agreements") with each of the Property Partnerships (as defined in the following sentence), except the Property Partnerships that own West Acres Center, South Park Mall, Valley Mall, Granite Run Mall, Eastland Mall, Lake Square Mall and North Park Mall. The "Property Partnerships" include:

          - single purpose entities jointly owned by us and the operating partnership that own Wholly-Owned Centers; and

          - partnerships, limited liability companies or other entities jointly owned by us and third parties that own Joint Venture Centers.

Under the management agreements, the management companies manage the Centers on a day-to-day basis. The terms of some of the management agreements were not negotiated on an arm's-length basis. The Principals have a conflict of interest with respect to the management agreements because they are both stockholders of the management companies and our executive officers and directors. In their capacity as our executive officers and directors, the Principals enforce the terms of the management agreements with the management companies through the operating partnership and its subsidiaries. The failure to enforce the material terms of those agreements could have a negative effect on our financial condition.

          The management companies also provide management, leasing, construction and redevelopment services for shopping centers owned by third parties that are unaffiliated with us. The management companies may agree to manage additional shopping centers that might compete with the Centers. These types of arrangements could also create conflicts of interest for the Principals.

     THE PRINCIPALS HAVE SUBSTANTIAL INFLUENCE OVER THE MANAGEMENT OF BOTH OUR COMPANY AND THE OPERATING PARTNERSHIP, WHICH MAY CREATE CONFLICTS OF INTEREST.

          Under the Partnership Agreement, we, as the sole general partner of the operating partnership, are responsible for the management of the operating partnership's business and affairs. Each of the Principals serves as one of our executive officers and as a member of our Board of Directors. Accordingly, the Principals have substantial influence over our management and the management of the operating partnership.

     THE TAX CONSEQUENCES OF THE SALE OF SOME OF THE CENTERS MAY CREATE CONFLICTS OF INTEREST.

          The Principals will experience negative tax consequences if some of the Centers are sold. As a result, the Principals may not favor a sale of these Centers even though such a sale may benefit our other stockholders. See "FEDERAL INCOME TAX CONSIDERATIONS."

     THE REQUIRED CONSENT OF THIRD PARTY LIMITED PARTNERS OF THE OPERATING PARTNERSHIP FOR SOME TRANSACTIONS MAY CREATE CONFLICTS OF INTEREST.

          The partnership agreement of the operating partnership (the "Partnership Agreement") provides that a decision to merge the operating partnership, sell all or substantially all of its assets or liquidate must be approved by the holders of 75% of the outstanding common and preferred limited partnership interests in the operating partnership ("OP units"). Depending on the percentage of the outstanding OP units owned by us at the time, the concurrence of at least some of the other holders of OP units (the "Participants") may be required to approve any merger, sale of all or substantially all of the assets, or liquidation of the operating partnership. As of the date of this prospectus, we own 78% of the outstanding common and preferred OP units.

     THE GUARANTEES OF INDEBTEDNESS BY THE PRINCIPALS MAY CREATE CONFLICTS OF INTEREST.

          The Principals have guaranteed mortgage loans encumbering some of the Centers. As of the date of this prospectus, the aggregate principal amount guaranteed by the Principals is approximately $15.0 million. The existence of guarantees of these loans by the Principals could result in the Principals having interests that are inconsistent with our interests.

IF OUR INDEBTEDNESS INCREASES, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

          Since our initial public offering of Common Stock in March 1994, we have had a debt level of less than 62% of our Total Market Capitalization. "Total Market Capitalization" means the sum of:

          - the aggregate market value of the outstanding equity shares, assuming full redemption of outstanding OP units and full conversion of our outstanding preferred stock for shares of Common Stock; plus

          - the total debt of the operating partnership, including a pro rata share of the debt of the Joint Venture Centers.

Our organizational documents do not limit the amount or percentage of indebtedness that we may incur. Accordingly, our Board of Directors could increase our leverage in the future. If it did, there will be an increase in our debt service requirements and an increased risk of default on our obligations, either of which could adversely affect our financial condition and results of operations.

WE MAY CHANGE OUR POLICIES IN WAYS THAT ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

          Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our Board of Directors. Our Board of Directors may change these policies at any time without a vote of our stockholders. A change in these policies might adversely affect our financial condition or results of operations.

IF WE FAIL TO QUALIFY AS A REIT, WE WILL HAVE REDUCED FUNDS AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS.

          No assurance can be given that we have qualified or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within our control, including by our partners in the Joint Venture Centers, may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of that qualification.

          If in any taxable year we fail to qualify as a REIT, we will suffer the following negative results:

          - we will not be allowed a deduction for distributions to stockholders in computing our taxable income; and

          - we will be subject to federal income tax on our taxable income at regular corporate rates.

In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we were entitled to relief under statutory provisions. As a result, net income and the funds available for distribution to our stockholders will be reduced for five years. It is possible that future economic, market, legal, tax or other considerations might cause the Board of Directors to revoke the REIT election. See "FEDERAL INCOME TAX CONSIDERATIONS."

OUR DEBT FINANCING MAY ADVERSELY IMPACT OUR STOCKHOLDERS.

          We are subject to the risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Other than our 7-1/4% Convertible Subordinated Debentures due 2002 (the "Debentures"), our outstanding indebtedness represents obligations of the operating partnership and the Property Partnerships that hold some of the Centers. Most of this outstanding indebtedness is nonrecourse to the obligor. We have mortgaged a majority of the Centers to secure payment of this indebtedness. If mortgage payments cannot be made, a mortgagee could foreclose, resulting in a loss to us. Outstanding indebtedness under our working capital credit facility is the obligation of the operating partnership and some of the Property Partnerships.

          Our current indebtedness bears interest at both fixed rates and floating rates. For future financings, we intend to seek the most attractive financing arrangements available at the time, which may involve either fixed or floating interest rates. With respect to floating rate indebtedness, increases in interest rates could adversely affect our FFO, funds available for distribution and ability to meet our debt service obligations.

          We are obligated to make balloon payments of principal under mortgages on some of the Centers. Although we anticipate that we will be able to refinance those mortgages by the time the balloon payments become due, or otherwise obtain funds by raising equity, incurring debt or selling assets, there can be no assurance that we will be able to do so. In addition, interest rates and other terms of any debt issued to refinance this mortgage debt may be less favorable than the terms of the current mortgage debt.

          To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our stockholders at least 95% of our net taxable income determined without regard to net capital gains and the dividends paid deduction. We could be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believed that it was not in our best interests to do so.

OUTSIDE PARTNERS IN JOINT VENTURE CENTERS RESULT IN ADDITIONAL RISKS TO OUR STOCKHOLDERS.

          We own partial interests in Property Partnerships that own the 22 Joint Venture Centers. We own a 50% interest in Property Partnerships that own 12 of the Joint Venture Centers with shared management control (Eastland Mall, Empire Mall, Granite Run Mall, Lake Square Mall, Lindale Mall, Mesa Mall, North Park Mall, South Park Mall, Southern Hills Mall, Southridge Mall and Valley
Mall), a 50% managing general partnership interest in Property Partnerships that own two of the Joint Venture Centers (Broadway Plaza and Panorama Mall), a 51% interest in the Property Partnerships that own six of the Joint Venture Centers with shared management control (Albany Plaza, Cascade Mall, Eastland Plaza, Kitsap Mall, Redmond Town Center and Washington Square), a 19% non-managing general partnership interest in the Property Partnership that holds one of the Joint Venture Centers (West Acres Center), and a managing member interest of 10% in the limited liability company that holds the remaining Joint Venture Center (Manhattan Village Shopping Center). We may acquire partial interests in additional properties through joint venture arrangements. Investments in Centers that are not wholly-owned by us involve risks different from those of investments in wholly-owned Centers.

          We may have fiduciary responsibilities to our partners that could affect decisions concerning the Joint Venture Centers. Third parties may share control of major decisions relating to the Joint Venture Centers with us, including decisions with respect to sales, refinancings and the timing and amount of additional capital contributions, as well as decisions that could have an adverse impact on our REIT status. For example, we may lose our management rights relating to the Joint Venture Centers if:

          - the operating partnership fails to contribute its share of additional capital needed by the Property Partnerships; or

          - the operating partnership defaults under a partnership agreement for a Property Partnership or other agreements relating to the Property Partnerships or the Joint Venture Centers.

In addition, one of our outside partners controls the day-to-day operation of seven Joint Venture Centers (West Acres Center, Eastland Mall, Granite Run Mall, Lake Square Mall, North Park Mall, South Park Mall and Valley Mall). We therefore do not control cash distributions from these Centers, and the lack of cash distributions from these Centers could jeopardize our ability to maintain our qualification as a REIT.

OUR HOLDING COMPANY STRUCTURE MAKES US DEPENDENT ON OPERATING PARTNERSHIP DISTRIBUTIONS.

          Because we conduct our operations through the operating partnership, our ability to service our debt obligations and our ability to pay dividends on the Common Stock are strictly dependent upon the earnings and cash flows of the operating partnership and the ability of the operating partnership to make intercompany distributions to us. Under the Delaware Revised Uniform Limited Partnership Act, the operating partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the operating partnership (other than some nonrecourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the operating partnership.

BANKRUPTCY AND/OR CLOSURE OF RETAIL STORES COULD ADVERSELY AFFECT THE CENTERS.

          The bankruptcy and/or closure of an anchor, or its sale to a less desirable retailer, could reduce customer traffic in a Center and thereby reduce the income generated by that Center. Furthermore, the closing of an anchor could allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise lower the occupancy rate at the Center.

          Montgomery Ward is an anchor in 11 of the Centers. Montgomery Ward filed for bankruptcy in 1997. Montgomery Ward has ceased operating at three of these locations. We are negotiating to recapture these locations and replace Montgomery Ward with another department store. Montgomery Ward has not yet disclosed whether it will cease to operate any of its eight remaining stores at the Centers. One or more of these Centers could be adversely affected if Montgomery Ward ceases to operate any of these stores.

          Retail stores at the Centers other than anchors may also seek the protection of the bankruptcy laws and/or close stores, which could result in the termination of their leases and thus cause a reduction in the cash flow generated by an affected Center, as well as in the occupancy levels and rental incomes at the Center.

POSSIBLE ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT US.

          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that real property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial. In addition, the presence of hazardous or toxic substances, or the failure to remedy environmental hazards properly, may adversely affect the owner's or operator's ability to sell or rent affected real property or to borrow using affected real property as collateral.

          Persons or entities that arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not that facility is owned or operated by the person arranging for the disposal or treatment of hazardous or toxic substances. Laws exist that impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to asbestos-containing materials. In connection with our ownership, operation, management and development of the Centers, we may be potentially liable under these laws and may incur costs in responding to these liabilities. For a description of known environmental liabilities, see our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

THE OWNERSHIP LIMIT AND CERTAIN ANTI-TAKEOVER DEFENSES COULD INHIBIT A CHANGE OF CONTROL OR REDUCE THE VALUE OF OUR STOCK.

          THE OWNERSHIP LIMIT. In order for a corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year. Our charter restricts ownership of more than 5% (the "Ownership Limit") of the number or value of the outstanding shares of stock by any single stockholder (with limited exceptions for some holders of the OP units, and their respective families and affiliated entities, including all four Principals). In addition to enhancing preservation of our status as a REIT, the Ownership Limit may:

          - have the effect of delaying, deferring or preventing a change in control of the Company or other transaction without the approval of our Board of Directors even if a change in control or other transaction were in the best interest of our stockholders; and

          - limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of the Ownership Limit or otherwise effect a change in control of the Company.

The Board of Directors, in its sole discretion, may waive or modify (subject to limitations) the Ownership Limit with respect to one or more stockholders if it is satisfied that ownership in excess of this limit will not jeopardize our status as a REIT.

          STOCKHOLDER RIGHTS PLAN AND SELECTED PROVISIONS OF OUR CHARTER AND BYLAWS. Agreements to which we are a party, as well as some of the provisions of our charter and bylaws, may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control that some, or a majority, of the holders of Common Stock might believe to be in their best interest or that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. These agreements and provisions include the following:

          - a stockholder rights plan (which is generally triggered when an entity, group or person acquires 15% or more of our Common Stock);

          - a staggered board of directors and limitations on the removal of directors;

          - advance notice requirements for stockholder nominations of directors and stockholder proposals;

          - the obligation of the directors to consider a variety of factors (in addition to maximizing stockholder value) with respect to a proposed business combination or other transaction;

          - the authority of the directors to classify or reclassify or issue one or more series of preferred stock, and

          - the authority to create and issue rights entitling the holders thereof to purchase from us shares of stock or other securities or property.

          SELECTED PROVISIONS OF MARYLAND LAW. The Maryland General Corporation Law prohibits business combinations between a Maryland corporation and an interested stockholder (which includes any person who beneficially holds ten percent or more of the voting power of the corporation's shares) for five years and, after the five-year period, requires the recommendation of the board of directors and two super-majority stockholder votes to approve a business combination unless the Stockholders receive a minimum price determined by the statute. Our charter has exempted from these provisions of Maryland law any business combination involving the Principals and their respective existing or future affiliates, associates, successors or assigns.

          The Maryland General Corporation Law also provides that the acquiror of over 20% of the voting stock of a Maryland corporation is not entitled to vote the shares in excess of the 20% threshold unless voting rights for the shares are approved by holders of two thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in our Charter or bylaws adopted before the acquisition of the shares. Our Bylaws contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated in the future.

          See also "STOCKHOLDER RIGHTS PLAN, SELECTED PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS," which provides a more detailed summary of these and other provisions. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

UNINSURED LOSSES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

          Our comprehensive liability, fire, extended coverage and rental loss insurance includes insured limits customarily carried for similar properties.
We do not insure certain types of losses (such as from wars) because they are either uninsurable or not economically insurable. Further, we have been notified by some of our insurance carriers that they will not provide coverage for various claims relating to Year 2000 issues and we are negotiating with these carriers regarding the scope of any Year 2000 exclusions. In addition, while we or the relevant joint venture, as applicable, carry earthquake insurance on the Centers located in California, the policies are subject to a deductible equal to 5% of the total insured value of each Center, a $500,000 per occurrence minimum and a combined annual aggregate loss limit of $100 million on these Centers. Furthermore, we carry title insurance on many of the Centers for less than their full value. Should an uninsured loss or a loss in excess of insured limits occur, the operating partnership or the Property Partnership, as the case may be, that owns the affected Center could lose its capital invested in the Center, as well as the anticipated future revenue from the Center, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Center. An uninsured loss or loss in excess of insured limits may negatively impact our financial condition.

As the general partner of the operating partnership and each of the Property Partnerships, we are generally liable for any of their unsatisfied obligations other than non-recourse obligations.

FAILURE TO RESOLVE THE YEAR 2000 PROBLEM COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

          The Year 2000 issue is the result of many existing computer programs and embedded technology using two digits rather than four to define the applicable year. Computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This may result in system failure or erroneous data that may cause disruptions of operations. We have initiated a Year 2000 compliance program that includes a review of both our information technology and non-information technology systems, as well as inquiries to our material vendors, utilities and tenants. Based on currently available information, we believe that the Year 2000 issue will not pose significant operational problems for us. However, if all Year 2000 issues are not properly identified, or assessment, remediation and testing are not effected in a timely manner, there can be no assurance that the Year 2000 issue will not adversely affect our results of operations or our relationships with tenants or other third parties. Additionally, there can be no assurance that the Year 2000 issues of third parties will not have an adverse impact on our results of operations. For further Year 2000 readiness disclosure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q.

                             FORWARD-LOOKING STATEMENTS

          This prospectus, any prospectus supplement and the documents we have incorporated into this document by reference may contain forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding, among other matters, our growth and acquisition opportunities, acquisition strategy, compliance with governmental regulations and other matters affecting our financial condition and results of operations. When used in this prospectus or the incorporated documents, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "seek," "should" and similar expressions, as they relate to us or our management, identify forward-looking statements.

          Forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including those described in this prospectus under "Risk Factors" and in our registration statements and reports filed with the SEC. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements, or those of our industry, may vary materially from those anticipated, expected or projected. Forward-looking statements in this prospectus or the incorporated documents reflect our current views with respect to future events and are subject to these and other risks, uncertainties and other factors relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. We will not update any forward-looking information to reflect actual results or changes in the factors affecting the forward-looking information.

          You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the incorporated documents, which could cause actual results to differ, including particularly those discussed in the section entitled "RISK FACTORS" in this prospectus and in our other SEC filings. For information on how to obtain copies of our SEC filings, please refer to the section of this prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION."

                               ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the SEC using a "shelf registration" process. Under this shelf registration process, Security Capital Preferred Growth Incorporated and/or its permitted transferees, pledgees, donees or successors (the "selling stockholders") may, from time to time, sell the securities described in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

          Unless the context otherwise requires, all references to the "Company," "us," "we" or "our" in this prospectus include The Macerich Company, those entities owned or controlled by The Macerich Company and predecessors of The Macerich Company.

                                    THE COMPANY

BUSINESS AND STRUCTURE

          We are involved in the acquisition, ownership, redevelopment, management and leasing of regional and community shopping centers located throughout the United States. We are the sole general partner of, and own approximately 78% of the ownership interests in, the operating partnership. The operating partnership owns or has an ownership interest in the Centers. As of the date of this prospectus, the Centers consist of 47 regional shopping centers and seven community centers aggregating approximately 41.3 million square feet of gross leasable area. We are a self-administered and self-managed REIT and conduct all of our operations through the operating partnership and our three management companies.

          We were organized as a Maryland corporation in September 1993 to continue and expand the shopping center operations of the Principals and some of their business associates.

          We conduct all of our operations through the following entities:

          -    the operating partnership;

          -    the management companies; and

          -    the Property Partnerships.

          We have a 78% ownership interest in the operating partnership and, as its sole general partner, have exclusive power to manage and conduct its business, subject to limited exceptions. The operating partnership owns all of the non-voting preferred stock (generally entitled to dividends equal to 95% of cash flow) of Macerich Management Company and Macerich Property Management Company. The Principals own all of the outstanding voting stock of Macerich Management Company and Macerich Property Management Company. Macerich Manhattan Management Company is a wholly-owned subsidiary of Macerich Management Company.

          Our primary objective is to enhance stockholder value by increasing our FFO per share, primarily by focusing on the acquisition of potentially dominant franchise regional shopping centers that have internal growth characteristics. Our strategy is to increase the net operating income of each acquired property by rolling below-market rents up to market levels as leases expire, expanding the Centers, adding department stores, changing the tenant mix and increasing occupancy levels. In addition to our acquisition strategy, we also seek to improve the financial performance of the Centers that we already own by rolling below-market rents up to market levels as leases expire, increasing occupancy levels and by redeveloping, expanding and renovating the properties.

          Our principal executive offices are located at 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401 and our telephone number is (310) 394-6000.

                                SELLING STOCKHOLDERS

          On the date of this prospectus, Security Capital Preferred Growth Incorporated owns all of the Series A Preferred Shares. Security Capital Preferred Growth Incorporated purchased all 3,627,131 Series A Preferred Shares from us in a private placement in February 1998. As of the date of this prospectus, these Series A Preferred Shares are convertible into 3,627,131 Common Shares. The selling stockholders will be included in supplements to this prospectus, as necessary.

          Because each of the selling stockholders may offer all, some or none of the Series A Preferred Shares or the Common Shares, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of Series A Preferred Shares or the Common Shares that will be held by each of the selling stockholders upon or prior to termination of this offering. Such information has been obtained from the selling stockholders.

          The sole relationship that Security Capital Preferred Growth Incorporated has had with us within the past three years is through its ownership of the Series A Preferred Shares.

                                   USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of any of the Series A Preferred Shares or the Common Shares. The selling stockholders will receive all proceeds from the sale of the Series A Preferred Shares and the Common Shares.

                                STOCK OF THE COMPANY

          The following description of the terms of the Series A Preferred Stock and the Common Stock is only a summary. Our charter and bylaws may affect some of the terms of the Series A Preferred Stock and the Common Stock. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. Our charter and bylaws are incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part.

          Our charter authorizes us to issue up to 220,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, 11,000,000 shares of preferred stock, $.01 par value per share, and 109,000,000 shares (the "Excess Shares") of excess stock, $.01 par value per share. We had 34,305,746 shares of Common Stock outstanding as of June 1, 1999.

          Our charter provides that our Board of Directors (as used in this prospectus, the term "Board of Directors" may include any of its duly authorized committees) may classify and reclassify any unissued shares of stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the classified or reclassified shares of stock. The terms of any stock classified or reclassified by our Board of Directors in accordance with our charter will be set forth in Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any classified or reclassified stock.

          We have authorized and issued 3,627,131 shares of Series A Preferred Stock and 5,487,471 shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The Series B Preferred Stock is on a parity with the Series A Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock can be converted into shares of Common Stock based on a formula set forth in the Articles Supplementary. As of the date of this prospectus the conversion ratio is one-for-one for both the Series A Preferred Stock and the Series B Preferred Stock. Rights of holders of the Series A Preferred Stock and Series B Preferred Stock include dividend and liquidation preferences over the holders of our Common Stock and voting rights in some circumstances. The terms of the Series A Preferred Stock and Series B Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption are set forth in the Articles Supplementary filed as exhibits to our Current Reports on Form 8-K, event dates February 25, 1998 and June 17, 1998, respectively, incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." The material terms of the Series A Preferred Stock are described below. See "DESCRIPTION OF SERIES A PREFERRED STOCK."

          In connection with our stockholder rights plan, we designated 1,200,000 shares of Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), which may be issued to holders of rights if the rights become exercisable. Rights of holders of the Series C Preferred Stock include voting, dividend and liquidation preferences over the holders of our Common Stock. The Series C Preferred Stock is junior to the Series A Preferred Stock and Series B Preferred Stock with respect to both dividend and liquidation preferences. The terms of the Series C Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption are set forth in the Articles Supplementary filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." As of the date of this prospectus, no Series C Preferred Stock is outstanding. See "STOCKHOLDER RIGHTS PLAN, SELECTED PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS."

ISSUANCE OF EXCESS SHARES

          Our charter provides that in the event of a purported transfer of stock or other event that will, if effective, result in any of the following:

          - a person owning stock in excess of the Ownership Limit or owning (directly or indirectly) more than a specified percentage of the Common Stock as determined in accordance with our charter (that person's "Percentage Limitation");

          - our Common Stock and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

          - our becoming "closely held" under Section 856(h) of the Internal Revenue Code (determined without regard to Internal Revenue Code
               Section 856(h)(2)
               and by deleting the words "the last half of" in the first sentence of Internal Revenue Code Section 542(a)(2) in applying Internal Revenue Code Section 856(h)); or

          - our disqualification as a REIT (each a "Prohibited Event" and collectively, the "Prohibited Events"),

the relevant stock will automatically be exchanged for Excess Shares, to the extent necessary to ensure that the purported transfer or other event does not result in a Prohibited Event. Outstanding Excess Shares will be held in trust. The trustee of the trust will be appointed by us and will be independent of us, any purported record or beneficial transferee and any beneficiary of such trust (the "Beneficiary"). The Beneficiary will be one or more charitable organizations selected by the trustee.

          Our charter further provides that Excess Shares are entitled to the same dividends as the shares of stock exchanged for Excess Shares (the "Original Shares"). The trustee, as record holder of the Excess Shares, is entitled to receive all dividends and distributions in respect of the Excess Shares as may be authorized and declared by the Board of Directors and will hold the dividends or distributions in trust for the benefit of the Beneficiary. The trustee is also entitled to cast all votes that holders of the Excess Shares are entitled to cast. Excess Shares in the hands of the trustee will have the same voting rights as Original Shares. Upon our liquidation, dissolution or winding up, each Excess Share will be entitled to receive ratably with each other share of stock of the same class or series as the Original Shares, the same assets distributed to the holders of the class or series of stock. The trustee will distribute to the purported transferee the amounts received upon our liquidation, dissolution or winding up, but only up to the amount paid by the purported transferee, or the market price for the Original Shares on the date of the purported transfer, if no consideration was paid by the transferee, and subject to additional limitations and offsets set forth in our charter.

          If, after the purported transfer or other event resulting in an exchange of stock for Excess Shares, dividends or distributions are paid with respect to the Original Shares, then the dividends or distributions will be paid to the trustee for the benefit of the Beneficiary. While Excess Shares are held in trust, Excess Shares may be transferred by the trustee only to a person whose ownership of the Original Shares will not result in a Prohibited Event. At the time of any permitted transfer, the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the Original Shares. Our charter contains provisions that prohibit the purported transferee of the Excess Shares from receiving in return for the transfer an amount that reflects any appreciation in the Original Shares during the period that the Excess Shares were outstanding. Our charter requires any amount received by a purported transferee, in excess of the amount permitted to be received, to be paid to the Beneficiary.

          Our charter further provides that we may purchase, for a period of 90 days during the time the Excess Shares are held in trust, all or any portion of the Excess Shares at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, the market price at the time of such transaction) or the market price of the relevant shares as determined in accordance with our charter. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to the Board of Directors of the transfer or, if no notice is given, the date the Board of Directors determines in good faith that a prohibited transfer has been made.

          These provisions of our charter will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to our charter require the affirmative vote of at least two-thirds of the shares entitled to vote. In addition to preserving our status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

          All certificates representing shares of Common Stock and our preferred stock bear a legend referring to the restrictions described above.

          All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of our outstanding stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, these and other significant stockholders are required, upon demand, to disclose to us in writing the information with respect to their direct, indirect and constructive ownership of shares that our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with or to determine our compliance with the requirements of any taxing authority or governmental agency or to determine compliance.

                          DESCRIPTION OF THE COMMON STOCK

RIGHTS OF HOLDERS OF COMMON STOCK

          Subject to the provisions of our charter regarding Excess Shares, the holders of Common Stock have full voting rights, one vote for each share held of record. Subject to the provisions of our charter regarding Excess Shares and the rights of holders of preferred stock, holders of Common Stock are entitled to receive the dividends authorized by our Board of Directors out of funds legally available for this purpose. Upon liquidation, dissolution or winding up of the Company (but subject to the provisions of our charter and the rights of holders of preferred stock), the assets legally available for distribution to holders of Common Stock will be distributed ratably among the holders of Common Stock. Except as set forth in our stockholder rights plan, holders of Common Stock have no preemptive or other subscription or conversion rights and no liability for further calls upon shares. See "STOCKHOLDER RIGHTS PLAN, SELECTED PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS." The Common Stock is not subject to assessment.

          The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

          Under Maryland law and our bylaws, stockholders are entitled to receive prior notice of annual and special meetings of stockholders. Notice is given to a stockholder when it is personally delivered to him or her, left at his or her residence or usual place of business, or mailed to him or her at his or her address as it appears on our records.

          Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that the Company is subject to termination at any time by the holders of a majority of the outstanding Common Stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

          DESCRIPTION OF THE SERIES A PREFERRED STOCK

          THIS SECTION DESCRIBES THE MATERIAL TERMS AND PROVISIONS OF THE SERIES A PREFERRED STOCK. THIS DESCRIPTION IS NOT COMPLETE AND YOU SHOULD ALSO REFER TO THE MARYLAND GENERAL CORPORATION LAW, OUR CHARTER AND OUR BYLAWS FOR MORE INFORMATION.

          On the date of this prospectus, 3,627,131 shares of Series A Preferred Stock and 5,487,471 shares of Series B Preferred Stock are outstanding. The Board of Directors is authorized, without the approval of stockholders, to cause us to issue shares of preferred stock in one or more series, to determine the number of shares of each series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of each series, which may be senior to the rights of Common Stock.

RANKING

          The Series A Preferred Stock ranks, as to dividends and the distribution of assets, as follows:

          - senior, as to both dividends and the distribution of assets, to the Common Stock and any other class or series of stock over which the Series A Preferred Stock has preference or priority in both dividends and distributions of assets (including our Series C Junior Participating Preferred Stock) ("Fully Junior Shares");

          - senior, as to dividends or the distribution of assets, to the Common Stock and any other class or series of stock over which the Series A Preferred Stock has preference or priority in either dividends or distributions of assets ("Junior Shares");

          - on a parity with any class or series of stock which ranks on a parity basis with the Series A Preferred Stock (including the Series B Preferred Stock) ("Parity Stock");

          - junior to any class or series of stock which ranks senior to the Series A Preferred Stock; and

          -    junior to our general creditors.

DIVIDENDS

          Subject to the preferences and other rights of any series of stock ranking senior to the Series A Preferred Stock, the holders of Series A Preferred Stock are entitled to receive, when, as and if authorized by our Board of Directors, out of funds legally available for that purpose, cumulative preferential dividends payable in cash in an amount per share of Series A Preferred Stock equal to the greater of (i) an annual dividend of $1.84 or (ii) the regular quarterly cash dividends on the Common Stock, or portion thereof, into which a share of Series A

Preferred Stock will then be convertible (without giving effect to the Conversion Lockout described under " - Conversion" below).

          The dividends are cumulative from the first day of the applicable quarterly dividend period, whether or not we have funds legally available to pay those dividends, and are payable quarterly in arrears on the date on which we pay cash dividends on the Common Stock for that quarter (the "Dividend Payment Date").

          Each dividend is payable in arrears to holders of record on the record date fixed by the Board of Directors. The record date will not be more than 60 days prior to the corresponding Dividend Payment Date.

          Holders of Series A Preferred Stock are not entitled to any dividends in excess of the full cumulative dividends described above. We will not pay interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Stock that are in arrears.

          So long as any Series A Preferred Stock is outstanding, we may not declare or pay or set apart for payment any dividends on any Parity Stock for any period unless we have declared and paid or declared and set apart a sum sufficient to pay (or contemporaneously declare and pay or declare and set apart a sum sufficient to pay) full cumulative dividends on the Series A Preferred Stock for all past dividend periods. If we do not pay or set apart a sum sufficient to pay full cumulative dividends on the Series A Preferred Stock for all past dividend periods, we will declare all dividends on the Series A Preferred Stock and any Parity Stock ratably in proportion to the amount of dividends accrued and unpaid on the Series A Preferred Stock and on the Parity Stock.

          So long as any Series A Preferred Stock is outstanding, we may not declare or pay or set apart for payment any dividends (other than dividends or distributions paid solely in Fully Junior Shares or options, warrants or rights to subscribe for or purchase Fully Junior Shares), nor may we redeem, purchase or otherwise acquire any Junior Shares (other than a redemption, purchase or other acquisition of Common Stock made for purposes of any of our employee incentive or benefit plans of or a conversion into Fully Junior Shares) for any consideration, nor may we pay or make money available for a sinking fund for the redemption of any Junior Shares, or pay any other cash or property otherwise paid or distributed to or for the benefit of any holder of Junior Shares in respect thereof, directly or indirectly, unless we have declared and paid or declared and set apart a sum sufficient to pay (or contemporaneously declare and pay or declare and set apart a sum sufficient to pay) full cumulative dividends on the Series A Preferred Stock and any Parity Stock for all past dividend periods and the then current dividend period.

LIQUIDATION PREFERENCE

          Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of stock ranking senior to the Series A Preferred Stock, before any payment or distribution of its assets is made to or set apart for the holders of the Junior Shares, the holders of Series A Preferred Stock will be entitled to receive $27.57 per share plus all accrued and unpaid dividends. However, those holders will not be entitled to any further payment. If, upon our liquidation, dissolution or winding up, our assets or proceeds thereof distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount described above and liquidating payments on any other shares of any class or series of Parity Stock, then the assets distributable among the holders of the Series A Preferred Stock, or the proceeds of those assets, will be distributed among the holders of Series A Preferred Stock and any such other Parity Stock in proportion to the full liquidating distributions that would be payable if all amounts payable were paid in full.

          Subject to the rights of the holders of shares of any series or class or classes of stock senior to the Series A Preferred Stock, upon our liquidation, dissolution or winding up, after payment has been made in full to the holders of the Series A Preferred Stock and Parity Stock, the Junior Shares will be entitled to receive any remaining assets.

          For purposes of determining the rights of holders of Series A Preferred Stock, a consolidation, merger or other business combination with one or more corporations, REITs or other entities, or the sale, lease or conveyance of substantially all of our property or business, or a statutory share exchange will not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

          We may not redeem the Series A Preferred Stock prior to February 25, 2004 unless fewer than 362,713 shares of Series A Preferred Stock remain outstanding, in which case we may redeem all of those shares at any time. Beginning on February 25, 2004, we may, at our option, redeem all of the Series A Preferred Stock at any time or part of the Series A Preferred Stock from time to time out of the funds legally available therefor at a redemption price payable in cash equal to $27.57 plus all accumulated, accrued and unpaid dividends to the redemption date.

          However, if we have not declared and paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock and any Parity Stock for all past dividend periods, we may not redeem any Series A Preferred Stock unless we redeem all outstanding Series A Preferred Stock, and we may not purchase or acquire Series A Preferred Stock otherwise than in a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

          We will mail a notice of redemption of Series A Preferred Stock to each holder of record of Series A Preferred Stock at the address shown on our records not less than 30 days nor more than 90 days prior to the date of redemption. Each notice of redemption will state:

          -    the date of redemption;

          - the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by the holder receiving the notice are to be redeemed, the number of such shares to be redeemed from the holder receiving the notice;

          -    the redemption price;

          - the place or places at which certificates for shares are to be surrendered;

          - the then-current conversion price (discussed further below under "--Conversion Price"); and

          - that dividends on the shares to be redeemed will cease to accrue on the date of redemption with limited exceptions.

          If we mail a notice of redemption of any Series A Preferred Stock and make available an amount of cash necessary to effect the redemption, then, beginning on the date of the redemption, the following will occur:

          - except as otherwise provided, dividends on the Series A Preferred Stock so called for redemption will cease to accrue;

          -    the redeemed shares will no longer be deemed outstanding; and

          - all rights of the holders thereof will cease, except the right to receive the redemption price.

          If less than all outstanding shares of Series A Preferred Stock will be redeemed, we will select shares to be redeemed pro rata, by lot, or by any other method we determine in our sole discretion to be equitable.

CONVERSION RIGHTS

          The holders of Series A Preferred Stock may, at their option, convert Series A Preferred Stock into Common Stock, upon the earliest to occur of
(i) the 61st day following the delivery by a holder of Series A Preferred Stock stating the holder's intention to convert his or her Series A Preferred Stock or any other conversion date mutually agreed upon by us and the holder, (ii) the first day on which a Change of Control (as defined below) occurs, (iii) the occurrence of a REIT Termination Event (as defined below) or (iv) the first day on which any dividends payable to the Series A Preferred Stock are in arrears, whether or not earned or declared.

          "Change of Control" means each occurrence of any of the following:

          - the acquisition, directly or indirectly, by any individual or entity or group (as this term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that the individual or entity will be deemed to have beneficial ownership of all shares that the individual or entity has the right to acquire, whether the right is exercisable immediately or only after passage of time) of more than 25% of our outstanding capital stock with voting power, under ordinary circumstances, to elect our directors;

          - other than with respect to the election, resignation or replacement of any director designated, appointed, or elected by the holders of the Series A

               Preferred Stock (each a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of the two-year period constituted our Board of Directors (together with any new directors whose election by our Board of Directors or whose nomination for election by our stockholders was approved by a vote of two-thirds of our directors (excluding Preferred Directors) then still in office who were either directors at the beginning of the two-year period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; and

          - (A) our consolidation with or merger into another entity or conveyance, transfer or lease of all or substantially all of our assets (including, but not limited to, real property investments) to any individual or entity, or (B) the consolidation with or merger into us of any other entity, which in either event (A) or
               (B) is in a transaction in which the outstanding shares of our voting stock are reclassified or changed into or exchanged for cash, securities, or other property; provided, however, that the events described in (A) and (B) will not be deemed to be a Change of Control (1) if the sole purpose of the particular event is that we are seeking to change our domicile or to change our form of organization from a corporation to a trust, or (2) if the holders of our exchanged securities immediately after such transaction beneficially own at least a majority of the securities of the surviving or consolidated entity normally entitled to vote in elections of directors.

          A "REIT Termination Event" is the earliest to occur of:

          - the filing of a federal tax return by us on which we do not elect to be taxed as a REIT;

          - the approval by our stockholders of a proposal for us to cease to qualify as a REIT;

          - a determination by our Board of Directors, based on the advice of counsel, that we have ceased to qualify as a REIT; or

          - a "determination" (as defined in Section 1313(a) of the Internal Revenue Code) that we have ceased to qualify as a REIT.

          Holders of shares of Series A Preferred Stock may convert those shares by surrendering the certificate representing those shares endorsed or assigned to us or in blank, at the office of the transfer agent, accompanied by written notice of conversion.

          Holders of Series A Preferred Stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on those shares on the corresponding dividend payment date, even if they convert the Series A Preferred Stock into Common Stock between those two dates. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Stock issued upon the conversion. If Series A Preferred Stock is surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of notice of redemption with respect to a call date during that period, that Series A Preferred Stock being entitled to the dividend on the dividend payment date), the holder of the Series A Preferred Stock being converted must pay to us an amount equal to the dividend payable on the shares on the dividend payment date.

          Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Stock have been surrendered and we have received a conversion notice. The conversion price in effect at that time will be the conversion price for that conversion. We will not issue fractional shares or scrip representing fractions of Common Stock upon conversion. Instead, we will pay cash to the converting holder based on the market price of the Common Stock on the day prior to the conversion date.

CONVERSION PRICE ADJUSTMENTS

          We will adjust the conversion price if we:

          - pay a dividend or make a distribution on our shares of stock in Common Stock;

          -    subdivide or combine our outstanding Common Stock;

          -    issue any stock by reclassification of Common Stock;

          - issue rights, options, or warrants to all holders of Common Stock entitling them to subscribe for or purchase additional Common Stock at a price per share less than 95% (100% if we use a stand-by underwriter and pay a commission) of the Common Stock's fair market value on the record date;

          - make other noncash distributions to all holders of Common Stock or cash distributions greater than cumulative undistributed earnings since December 31, 1996; or

          - pay consideration per share of Common Stock greater than the current market price of the Common Stock in a tender or exchange offer.

          We will not be required to adjust the conversion unless the adjustment equals 1% or more of the conversion price. We will carry forward any adjustments not required to be made and take them into account in subsequent adjustments.

          If we are a party to any transaction (including a merger, consolidation, statutory share exchange, self tender offer for 30% or more of our Common Stock, sale of all or substantially all of our assets or recapitalization of our Common Stock), as a result of which all or substantially all of the Common Stock is converted into the right to receive shares, securities or other property (including cash or any combination thereof), then each share of Series A Preferred Stock that is not redeemed or converted into the right to receive shares, securities or other property prior to such transaction will thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) which the holder of that stock would have received if it had converted the stock immediately before the transaction.
We will not be a party to any transaction unless the terms of the transaction are consistent with the terms described above.

VOTING RIGHTS

          Holders of Series A Preferred Stock do not have any voting rights, except as described in this section or as applicable law may otherwise require from time to time.

          If and whenever (i) four consecutive quarterly dividends payable on the Series A Preferred Stock or any series or class of Parity Stock are in arrears (which means, with respect to any quarterly dividend, that the dividend has not been paid in full), whether or not earned or declared, or (ii) for four consecutive quarterly dividend periods we fail to pay dividends on the Common Stock in an amount per share at least equal to $0.437 (subject to adjustment consistent with any adjustment of the conversion price as described above under " -- Conversion Price"), then the number of directors then constituting our Board of Directors will be increased by the greater of (x) one director or (y) the number of directors as would represent 10% of the total number of directors serving on our Board of Directors (after giving effect to the appointments and rounded down to the nearest whole number) and the holders of Series A Preferred Stock, together with the holders of shares of every other series of Parity Stock (any such series, the "Voting Preferred Stock"), voting as a single class regardless of series, will be entitled to elect the additional director(s) to serve on our Board of Directors at an annual meeting of stockholders or at a special meeting.

          Rights of holders of Series A Preferred Stock to elect an additional director will cease (subject to the future vesting of such voting rights in case of any future arrearage in quarterly dividends) when (i) all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Stock then outstanding have been paid and we have paid dividends thereon for two consecutive quarters, or (ii) we have paid dividends on the Common Stock in an amount per share at least equal to $0.437 (subject to adjustment consistent with any adjustment of the conversion price) for two consecutive quarters. The terms of office of all persons elected as director(s) by the holders of the Series A Preferred Stock and the Voting Preferred Stock will terminate at the same time and the number of directorships will be reduced accordingly.

          In addition to any other vote required by law or our charter, at least two-thirds of the outstanding shares of Series A Preferred Stock must approve in order for us to:

          - make any amendment to our charter or the Partnership Agreement that materially and adversely affects the voting powers, rights, or preferences of the holders of the Series A Preferred Stock;

          - enter into a share exchange that affects the Series A Preferred Stock, a consolidation with or merger into another entity, or a consolidation with or merger of another entity into the Company, unless each share of Series A Preferred Stock (a) remains outstanding without a material and adverse change to its terms or rights, or (b) is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of which are not materially and adversely different than those of the Series A Preferred Stock.

FIXED CHARGE COVERAGE TEST

          So long as 25% of the Series A Preferred Stock remains issued and outstanding, none of us, the operating partnership or any of our or the operating partnership's subsidiaries may issue any additional preferred securities or incur any additional indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) for borrowed money unless

          (1) the holders of a majority of the shares of Series A Preferred Stock consent to the issuance of additional preferred securities or incurrence of additional indebtedness, or

          (2) immediately following the issuance of additional preferred securities or incurrence of additional indebtedness and after giving effect to the issuance/incurrence and the application of the net proceeds therefrom, our Consolidated EBITDA to Consolidated Fixed Charges for each of the four fiscal quarters immediately preceding the issuance/ incurrence would have been greater than or equal to 1.4 to 1.0.

          For purposes of the test described above, "Consolidated EBITDA" for any period means our consolidated net income (before minority interest and extraordinary income or loss) calculated in accordance with generally accepted accounting principles ("GAAP") increased by the sum of the following (without duplication), each as calculated in accordance with GAAP:

          (a) all income and state franchise taxes paid or accrued for the period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that the gains were not included in Consolidated EBITDA);

          (b) all interest expense (other than capitalized interest) paid or accrued for the period (including financing fees, amortization of deferred financing fees and amortization of original issue discount);

          (c)  depreciation and depletion reflected in reported net income;

          (d) amortization reflected in reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that these amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause
               (b) above), goodwill, other intangibles and management fees;

          (e) losses on sales of fixed assets, and writedowns of assets under Financial Accounting Standards Board Statement No. 121 (to the extent these losses and writedowns were included in the calculation of our consolidated net income (before extraordinary income or gains)); plus

          (f) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests);

and decreased by gains on the sale of fixed assets as calculated in accordance with GAAP (to the extent these gains were included in the calculation of our consolidated net income (before extraordinary income or gains)).

          "Consolidated Fixed Charges" for any period means the sum of the following (without duplication), each as calculated in accordance with GAAP:

          (a) all interest expense (other than capitalized interest) paid or accrued for that period (including financing fees and amortization of deferred financing fees with respect to debt incurred on or after January 19, 1998 and amortization of original issue discount);

          (b) dividend and distribution requirements on shares of preferred stock (other than Fully Junior Shares) and other preferred securities for that period, whether or not declared or paid;

          (c) regularly scheduled amortization of principal during that period (other than any balloon payments at maturity) with respect to any indebtedness; plus

          (d) rent payments under any ground leases (excluding deferred ground lease payments) (to the extent not included in (a) or (c) above).

                                REGISTRATION RIGHTS

          This summary of the material terms of our agreement with Security Capital Preferred Growth Incorporated regarding registration rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which we filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "WHERE YOU CAN FIND MORE INFORMATION."

          We have agreed with Security Capital Preferred Growth Incorporated, for the benefit of the selling stockholders, that we will, at our cost, keep the Registration Statement effective until the earlier of February 25, 2000, or the date all Series A Preferred Shares and Common Shares covered by the Registration Statement have been sold under the Registration Statement or may be sold in accordance with Rule 144(k) under the Securities Act.

          We will provide to each selling stockholder copies of the Registration Statement, any amendment to the Registration Statement, the prospectus that is a part of the Registration Statement and those other documents that the selling stockholders may reasonably request and will take other actions required to permit unrestricted resales of the Series A Preferred Shares or the Common Shares, as the case may be. A selling stockholder selling Series A Preferred Shares or Common Shares pursuant to the Registration Statement generally will be:

          - required to comply with the prospectus delivery requirements of the NYSE;

          - subject to civil liability provisions under the Securities Act in connection with its sales of Series A Preferred Shares or Common Shares; and

          - bound by the provisions of the registration rights agreement that are applicable to the selling stockholder, including indemnification obligations.

Additionally, prospective investors should be aware that if a selling stockholder wishes to sell Series A Preferred Shares or Common Shares through a broker-dealer, the broker-dealer may be unwilling to proceed with the sale unless the selling stockholder indemnifies it against securities law liabilities that the broker-dealer may face as a result of participating in a registered distribution.

                       RESTRICTIONS ON TRANSFER AND OWNERSHIP

          For us to qualify as a REIT under the Internal Revenue Code, all of the following conditions must be satisfied:

          - not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer "individuals" (as defined under the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year;

          - stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

          - percentages of our gross income must be from particular activities.

See "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company" and "--Requirements for Qualification." Our charter restricts the ownership and transfer of shares of our stock.

          Subject to exceptions specified in our charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the Ownership Limit. The attribution provisions are complex and may cause stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity.
As a result, the acquisition of less than 5% in value or in number of shares of stock (or the acquisition of an interest in an entity which owns stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of our outstanding capital stock, and thus subject such stock to the Ownership Limit. The Board of Directors, in its sole discretion, may waive the Ownership Limit with respect to stockholders, but is under no obligation to do so. As a condition of a waiver of the Ownership Limit, the Board of Directors may require opinions of counsel satisfactory to it or an agreement from the applicant that the applicant will not act to threaten our REIT status. Our charter excludes from the Ownership Limit some persons and their respective families and affiliates ("Excluded Participants") but provides that no Excluded Participant may own (directly or indirectly) more than the Excluded Participant's Percentage Limitation.

          Our charter provides that any purported transfer or issuance of shares, or other event, will be null and void if it results in a Prohibited Event. The intended transferee or purported owner in a transaction that results in a Prohibited Event will not acquire, and will retain no rights to, or economic interest in, those shares of stock. See "STOCK OF THE COMPANY-- Issuance of Excess Shares."

            STOCKHOLDER RIGHTS PLAN, SELECTED PROVISIONS OF MARYLAND LAW
                           AND OF OUR CHARTER AND BYLAWS

          In addition to the Ownership Limit, certain provisions of our charter and bylaws, as well as our stockholder rights plan, may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the Maryland General Corporation Law. This summary is not complete. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

STOCKHOLDER RIGHTS PLAN

          On November 10, 1998, we adopted a preferred share purchase rights plan (the "Rights Plan") and authorized a dividend distribution of one preferred share purchase right on each outstanding share of Common Stock.
The Rights Plan is designed to give the Board of Directors the time and opportunity to protect stockholder interests and encourage equal treatment of all stockholders in a takeover situation. The Rights Plan provides for a trigger percentage of 15% (with certain exceptions). In the event of a takeover attempt not approved by our Board, the holders of the rights may exercise them to purchase Common Stock at a 50% discount or, in the event of a "squeeze out" transaction where we would not be the surviving entity, acquire stock of the acquiror at a 50% discount.

STAGGERED BOARD OF DIRECTORS

          Under our charter, the number of our directors - currently nine - may be established in accordance with our bylaws. The charter also provides that the directors are divided into three classes. Three directors hold office for a term expiring at the annual meeting of stockholders to be held in 2000. Three directors hold office for a term expiring at the annual meeting of stockholders to be held in 2001. Three directors hold office for a term expiring at the annual meeting of stockholders to be held in 2002. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS; PROCEDURES FOR SPECIAL MEETINGS REQUESTED BY STOCKHOLDERS

          Our charter and bylaws provide that for any stockholder proposal to be presented in connection with an annual meeting or special meeting of our stockholders, including a proposal to nominate a director, the stockholder must have given timely written notice thereof to the Secretary. The bylaws provide that nominations to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

          -    pursuant to our notice of the meeting;

          -    by or at the direction of the Board of Directors; or

          - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our charter and bylaws.

          Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made only:

          -    pursuant to our notice of the meeting;

          -    by or at the direction of the Board of Directors; or

          - if the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions, including minimum and maximum time periods, set forth in our charter or bylaws.

          Our bylaws also contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

          EXEMPTIONS FOR THE PRINCIPALS FROM THE MARYLAND BUSINESS COMBINATION
LAW

          Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

          - any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

          - an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of our Common Stock receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its Common Stock. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder.

          Our charter has exempted from these provisions of Maryland law any business combination involving the Principals and their respective existing or future affiliates, associates, successors and assigns. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance with the super-majority vote requirements and the other provisions of the statute.

NON-STOCKHOLDER CONSTITUENCIES

          Under our charter, for the purpose of determining our and our stockholders' best interests with respect to a proposed business combination or other transaction involving a change of control of us, our Board of Directors must give due consideration to all relevant factors, including, without limitation, the interests of our employees, the economy, community and societal interests and our and our stockholders' long-term as well as short-term interests, including the possibility that these interests may be best served by our continued independence.

OTHER PROVISIONS OF THE CHARTER

          Our charter authorizes our Board of Directors to classify and reclassify one or more series of preferred stock and authorizes the creation and issuance of rights entitling holders thereof to purchase from us shares of stock or other securities or property.

CONTROL SHARE ACQUISITIONS

          Maryland law provides that the acquirer of over 20% of the voting stock of a Maryland corporation is not entitled to vote the shares in excess of the 20% threshold unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in a Maryland corporation's charter or bylaws adopted before the acquisition of the shares. Our bylaws contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated in the future.

AMENDMENT TO OUR CHARTER

          Amendments to our charter require the affirmative vote of holders of not less than two-thirds of all the votes entitled to be cast on the matter.

AMENDMENT TO THE BYLAWS

          Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

DIRECTOR REMOVAL

          Subject to the rights of holders of any series of preferred stock, our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.


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

DISSOLUTION OF THE COMPANY

          Our dissolution must be approved by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

SUPERMAJORITY VOTE FOR EXTRAORDINARY CORPORATE ACTIONS

          Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or in similar transactions outside the ordinary course of business unless approved by our Board and the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that the Company is subject to termination at any time by the vote of holders of a majority of the outstanding Common Stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

LIMITATION OF LIABILITY OF DIRECTORS

          Our charter includes provisions that limit the liability of directors and officers to the fullest extent permitted under Maryland law. Our charter also requires us to indemnify our present and former directors and officers to the maximum extent permitted under Maryland law. In addition, we have entered into indemnification agreements with some of our officers and directors.


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                         FEDERAL INCOME TAX CONSIDERATIONS

          This section summarizes the material federal income tax consequences to us and to our stockholders resulting from the treatment of us as a REIT. Because this section is a general summary, it does not address all of the potential federal income tax issues which may be relevant to you in light of your particular circumstances. Further, this section does not address any state, local, or foreign tax considerations. The discussion in this section is based on and is qualified in its entirety by the current Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations. Subsequent changes to any of the above may affect the tax consequences described in this section, possibly on a retroactive basis.

          THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT AND YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED STOCK AND COMMON STOCK. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

          We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1994. We believe that we are organized and have operated in a manner which qualifies for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, and which depend, in part, on our operating results.

TAXATION OF THE COMPANY

          We generally are not subject to federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that typically results from investment in a corporation.

          Notwithstanding our qualification as a REIT, we are subject to federal income tax as follows:

          - we are taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);

          - if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail to satisfy the 75% test or the 95% test, multiplied by (b) a fraction intended to reflect our profitability;


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

          - we are subject to a tax of 100% on net income from any "prohibited transaction;"

          - we are subject to tax, at the highest corporate rate, on net income from (a) the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property;

          - if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the relevant year,
               (2) 95% of our REIT capital gain income for the relevant year and
               (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; provided that to the extent that we elect to retain and pay income tax on our long-term capital gain, those retained amounts are treated as having been distributed for purposes of the 4% excise tax; and

          - we are subject to the corporate alternative minimum tax, as well as additional taxes if we find ourselves in situations not presently contemplated.


          The management companies are taxed on their income at regular corporate rates. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

REQUIREMENTS FOR QUALIFICATION

          To qualify as a REIT, we must elect to be treated as a REIT and must meet various (a) organizational requirements, (b) gross income tests, (c) assets tests and (d) distribution requirements.

     ORGANIZATIONAL REQUIREMENTS

          We must be organized as a corporation, trust or association:

          (1)  that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

          (4) that is neither a financial institution nor an insurance company subject to specified provisions of the Internal Revenue Code;

          (5)  the beneficial ownership of which is held by 100 or more persons;

          (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals"); and

          (7) that meets other tests, described below, regarding the nature of its income and assets.

          The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. These transfer restrictions are described in "Description of Common Stock -- Restrictions on Transfer."

          To monitor our compliance with these share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which the record holders are to disclose the actual owners of the shares. We are treated as having satisfied condition
(6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     GROSS INCOME TESTS

          We must satisfy the following two separate income tests each year:

          1. 75% GROSS INCOME TEST. At least 75% of our gross income (excluding gross income from prohibited transactions) must consist of income derived directly or indirectly from investments relating to real property, mortgages on real property (including rents from real property and, in some circumstances, interest), or some types of temporary investment income.

          2. 95% GROSS INCOME TEST. At least 95% of our gross income (excluding gross income from prohibited transactions) must consist of items that satisfy the 75% gross income test and dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

          RENTS FROM REAL PROPERTY. Rents received by us qualify as "rents from real property" in satisfying the gross income tests described above if the following conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely because the amount is based on a fixed percentage or percentages of receipts or sales. Second, we, or an owner of 10% or more of our equity securities, must not directly or constructively, own 10% or more of a tenant. Third, if more than 15% of the total rent received

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

under the lease is attributable to personal property leased in connection with a lease of real property, then the portion of rent attributable to that personal property does not qualify as "rents from real property." Finally, we generally must not operate or manage the property, or furnish or render services to the tenants of the property, other than through an independent contractor from whom we do not derive revenue. However, we may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant" for its convenience. A de minimis amount of up to 1% of the gross income may be received by us from each property from the provision of non-customary services without disqualifying all other amounts received from that property as "rents from real property." However, the de minimis amount itself will not qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

          The management companies (which do not satisfy the independent contractor standard) as manager for the operating partnership and Property Partnerships, will provide services with respect to the Centers (other than West Acres Center, Eastland Mall, Granite Run Mall, Lake Square Mall, North Park Mall, South Park Mall and Valley Mall) and any newly-acquired property of the operating partnership or a Property Partnership. We believe that all of the services provided will be of the type usually or customarily rendered in connection with the rental of space for occupancy only. Therefore, the provision of those services will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. If the operating partnership or a Property Partnership contemplates providing services in the future that reasonably might be expected to fail the "usual or customary" standard, it will arrange to have those services provided by an independent contractor from which neither the operating partnership nor the Property Partnership receives any income.

          PROHIBITED TRANSACTIONS. Net income from prohibited transactions is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The operating partnership and we believe that none of the assets owned by the operating partnership, the Property Partnerships, or us are held for sale to customers. Further, the sale of any Center and associated property will not be in the ordinary course of business of the operating partnership, the relevant Property Partnership or us. The operating partnership and we will attempt to comply with the terms of the safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. However, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances, including those related to a particular property. As such, complete assurance cannot be given that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

          Our investment in the Centers through the operating partnership and Property Partnerships should give rise to qualifying income in the form of rents and gains on the sales of Centers. Substantially all income derived by us from the management companies will be in the form of dividends on the stock of the management companies owned by the operating partnership. While these dividends only satisfy the 95% (and not the 75%) gross income test, we anticipate that


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

non-qualifying income on our investments (including dividend income) will not result in our failing the two gross income tests.

          RELIEF PROVISIONS FOR FAILING THE 75% OR THE 95% GROSS INCOME TESTS. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Internal Revenue Code. Relief provisions are generally available if (1) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our income to our return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if the relief provisions apply, a tax will be imposed with respect to the excess of 75% or 95% of our gross income over our qualifying income in the relevant category, whichever is greater, reduced by approximated expenses.

     ASSET TESTS

          We must satisfy the following three tests relating to the nature of our assets at the close of each quarter of our taxable year:

          1. at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities;

          2. not more than 25% of our total assets may be represented by securities other than those in the 75% asset class; and

          3. of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities. Our investment in the Centers through our interests in the operating partnership and Property Partnerships will constitute qualified assets for purposes of the 75% asset test.

          The operating partnership owns 100% of the non-voting preferred stock of each of the management companies. Because we have a partnership interest in the operating partnership, we are deemed to own our pro rata share of the assets of the operating partnership, including the securities of the management companies.

          Because the operating partnership does not own any of the voting securities of any of the management companies, the 10% limitation on holdings of the voting securities of any one issuer has not been violated. In addition, based upon a comparison of the total estimated value of the securities of the management companies owned by the operating partnership to the estimated value of the total assets owned by the operating partnership and us, we have represented that our pro rata share of the value of the securities of each management company has not exceeded, and is not expected to exceed in the future, 5% by value of the total assets owned by us. This 5% limitation must be satisfied not only on the date that we (directly or through the operating


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

partnership) acquire securities of the management companies, but also at the end of any quarter in which we so increase our interest in such entities or so acquire other property. In this respect, if any limited partner of the operating partnership exercises its rights to redeem OP units and we satisfy the operating partnership's obligation upon that exercise with shares of Common Stock, we will thereby increase our proportionate (indirect) ownership interest in the management companies, thus requiring us to meet the 5% test in any quarter in which the rights are exercised. Although we plan to take steps to ensure that we satisfy the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that these steps will always be successful or will not require a reduction in the operating partnership's overall interest in the management companies.

     ANNUAL DISTRIBUTION REQUIREMENTS

          We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of
(1) 95% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate, in a written notice to our stockholders, all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If we so designate, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year,
(2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

          From time to time, we may experience timing differences between
(1) the actual receipt of income and actual payment of deductible expenses and
(2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the operating partnership.


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

          Under circumstances relating to any Internal Revenue Service (the "IRS") audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

          To elect taxation as a REIT under applicable Treasury Regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with these requirements.

FAILURE TO QUALIFY AS A REIT

          If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to specified limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

TAXATION OF STOCKHOLDERS

     TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

          As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders will be taxed as follows:

          - Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) constitute ordinary income to the U.S. stockholders and are not be eligible for the dividends received deduction for corporations.

          - Distributions in excess of current and accumulated earnings and profits are not taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.


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

          - Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

          - Distribution declared by us in October, November or December of any year payable to a stockholder of record on a specified date in October, November or December will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

          - Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

          - In general, any loss upon a sale or exchange of shares by a stockholder who has held its shares for six months or less (after applying holding period rules), is treated as a long-term capital loss to the extent of distributions from us required to be treated by that stockholder as long-term capital gain.

     TAX CONSEQUENCES UPON CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

          Generally, except with respect to cash received in lieu of fractional shares, no gain or loss is recognized upon the conversion of shares of preferred stock into shares of Common Stock. The tax basis of a holder of shares of preferred stock (a "Preferred Holder") in the shares of Common Stock received is equal to that holder's tax basis in the shares of preferred stock surrendered in the conversion, reduced by any basis attributable to fractional shares deemed received, and the holding period for the shares of Common Stock includes the Preferred Holder's holding period for the shares of preferred stock. Based on the IRS's present advance ruling policy, cash received, in lieu of a fractional share of Common Stock upon conversion of shares of preferred stock should be treated as a payment in redemption of the fractional share interest in those shares of Common Stock. See "-- Redemption of Preferred Stock" below.

     DEEMED DIVIDENDS ON PREFERRED STOCK

          The conversion price of the shares of Series A Preferred Stock may be adjusted if we make distributions of stock, cash, or other property to our stockholders in some circumstances. While we do not presently contemplate making distributions in any of these circumstances, if we make a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a "deemed distribution" which is taxable as a dividend under Sections 301 and 305 of the Internal Revenue Code.

     REDEMPTION OF PREFERRED STOCK

          The treatment to be accorded to any redemption by us of shares of preferred stock can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general a Preferred Holder will recognize capital gain or loss measured by the difference between the amount realized by the Preferred Holder upon the redemption and its


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

adjusted tax basis in the shares of preferred stock redeemed (provided the shares of preferred stock are held as a capital asset) if that redemption (1) results in a "complete termination" of the Preferred Holder's share interest in all classes of our shares under Section 302(b)(3) of the Internal Revenue Code;
(2) is "substantially disproportionate" with respect to the holder's interest in the Company under Section 302 (b)(2) of the Internal Revenue Code (which generally will not be the case if only shares of preferred stock are redeemed, since they generally do not have voting rights); or (3) is "not essentially equivalent to a dividend" with respect to the Preferred Holder under Section 302(b)(1) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the Preferred Holder by reason of constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular Preferred Holder depends on the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.

          If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received from the shares of preferred stock will be treated as a distribution on the shares of preferred stock as described under "-- Taxation of Taxable Domestic Stockholders." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the shares of preferred stock will be transferred to its other share holdings in the Company. If, however, the Preferred Holder has no remaining share holdings in the Company, that basis could be transferred to a related person or it may be lost.

     BACKUP WITHHOLDING

          We will report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid, unless the holder (a) is a corporation or comes within other exempt categories and when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to us. See "-- Taxation of Stockholders--Taxation of Foreign Stockholders."

     TREATMENT OF TAX-EXEMPT STOCKHOLDERS

          Distributions from us to a tax-exempt employee pension trust, or other domestic tax-exempt stockholder, generally will not constitute unrelated business taxable income ("UBTI"), unless the stockholder has borrowed to acquire or carry the Common Stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs' distributions as UBTI. This requirement will apply only if
(1) the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and


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

(2) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of the Common Stock in our charter will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing the Common Stock, absent approval by the Board of Directors.

     TAXATION OF FOREIGN STOCKHOLDERS

          This section provides a brief summary of the complex rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders"). Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

          Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will ordinarily be subject to a withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner that U.S. stockholders are taxed with respect to distributions of this kind (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Stockholder, unless (1) a lower treaty rate applies, or (2) the Non-U.S. Stockholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

          Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that these distributions do not exceed the adjusted basis of a stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her shares in the Company, as described below. If it cannot be determined, at the time a distribution is made, whether or not that distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

          For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions
of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA").   Under
FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if the gain is effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder FIRPTA tax liability.

          Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT" (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons). We currently anticipate that we constitute a domestically controlled REIT, although there can be no assurance that we will retain our status as such. If we are not domestically controlled, gain recognized by a Non-U.S. Stockholder will continue to be exempt under FIRPTA if that non-U.S. Stockholder at no time owned more than five percent of our Common Stock. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (1) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

          If the proceeds of a sale of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding, unless the disposing Non-U.S. Stockholder certifies as to his or her name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (1) the payment is made through an office outside the U.S. of a broker that is (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S., or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and
(2) the broker fails to initiate documentary evidence that the shareholder is a

Non-U.S. Stockholder and that specified conditions are met or that the Non-U.S. Stockholder otherwise is entitled to a exemption.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

          We hold direct or indirect interests in the operating partnership and the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership. Further, the partners are potentially subject to tax thereon without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the items of income, gain, loss, deduction and credit of the Partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "-- Requirements for Qualification -- Gross Income Tests". Any resultant increase in our REIT taxable income will increase our distribution requirements (see "--Requirements or Qualification -- Annual Distribution Requirements").
However, these increases will not be subject to federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), we will include our proportionate share of assets held by the Partnerships.

     TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

          Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed principally by way of contributions of appreciated property. Consequently, the Partnership Agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

          In general, the limited partners of the operating partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating these deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property. The operating partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury Regulations, under which, if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the non-contributing partners lose the benefit of these deductions ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation). Because of the application of the ceiling rule it is anticipated that tax depreciation will be allocated substantially in accordance with the percentages of OP units held by us and the limited partners of the operating partnership, notwithstanding Section 704(c) of the Internal Revenue Code. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of those contributed assets in excess of the economic or book depreciation allocated to them, and possibly the economic and book income or gain allocated to them as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements."

OTHER TAX CONSIDERATIONS

     THE MANAGEMENT COMPANIES

          A portion of the cash to be used by the operating partnership to fund distributions to partners, including us, may come from the management companies through dividends on the stock that will be held by the operating partnership. The management companies will receive income from the operating partnership, the Property Partnerships and unrelated third parties. Because we, the operating partnership and the management companies are related through stock ownership, income of the management companies from services performed for us and the operating partnership may be subject to rules under which additional income may be allocated to the management companies. The management companies will pay federal and state income tax at the full applicable corporate rates on their income prior to payment of any dividends. The management companies will attempt to minimize the amount of these taxes, but there can be no assurance whether, or the extent to which, measures taken to minimize taxes will be successful. To the extent that the management companies are required to pay federal, state or local taxes, the cash available for distribution by us to stockholders will be reduced accordingly.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

          You should recognize that the present federal income tax treatment of investment in us may be modified by legislative, judicial, or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of federal tax laws could adversely affect the tax consequences of investment in us. In this connection, the Clinton Administration's fiscal year 2000 budget proposal plan, announced on February 1, 1999, contains several proposals which may impact our tax treatment. Under the proposal, the 10% vote test would be changed to a 10% "vote or value" (see "Requirements for Qualification--Asset Tests" above). The proposal also contains an exception to the 5% and 10% assets tests that would allow a REIT to have "taxable REIT subsidiaries" which may perform certain services that are currently prohibited. However, under the proposal, a number of constraints would be imposed on the taxable REIT subsidiaries. Specifically, under the proposal, the value of all taxable REIT subsidiaries owned by a REIT could not represent more than 15% of the value of the REIT's assets, and no more than 5% of the total value of the REIT's assets could consist of "qualified independent contractor subsidiaries." Further, under the proposal, a taxable REIT subsidiary would not be entitled to deduct any interest on debt funded directly by the REIT. This proposal would be effective after the date of enactment and a REIT would be allowed to combine and convert certain existing corporate subsidiaries into taxable REIT subsidiaries before the 10% vote or value test would become effective. For taxable years after the effective date of the proposal and after any applicable transition period, the 10% vote or value test would apply to the Company's ownership of any non-qualified REIT subsidiary not converted into a taxable REIT subsidiary. It is difficult to predict what form, if any, such proposed legislation will take, and its impact, if any, on our operations.

          In addition, on April 28, 1998, the Real Estate Investment Trust Modernization Act of 1999 (the "Bill") was introduced in Congress. Like the Administration's proposal, the Bill would create "taxable REIT subsidiaries." Under the Bill, taxable REIT subsidiaries would be exempt from the 5% asset test. However, the taxable REIT subsidiaries would also be subject to the "earnings stripping" limitations on the deductibility of interest. The Bill would also change the 10% vote test to a 10% "vote or value" test unless the corporation elects to be a taxable REIT subsidiary or qualifies for the "grandfather rule." Under the Bill, the "grandfathered" status of any existing subsidiary would terminate when it engages in a new line of business or acquires substantial new assets after April 28, 1999 (other than pursuant to a binding contract in effect on that date). As with the Administration's proposal, it is difficult to predict what form, if any, such proposed legislation will take, and its impact, if any, on our operations.

     STATE AND LOCAL TAXES

          We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any Securities.

                                PLAN OF DISTRIBUTION

          The selling stockholders may from time to time offer and sell the Common Shares on the New York Stock Exchange (the "NYSE"), in the over-the-counter market, or otherwise. They may sell the Series A Preferred Shares or the Common Shares either at market prices or at negotiated prices. They may sell the Series A Preferred Shares or the Common Shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, through put or call transactions relating to the Series A Preferred Shares or the Common Shares, through short sales of the Series A Preferred Shares or the Common Shares, under Rule 144 or otherwise. Those transactions may or may not involve brokers or dealers. The selling stockholders may include Merrill Lynch International Private Finance Limited, a Delaware corporation, and pledgees of Security Capital Preferred Growth Incorporated, or any donees or other pledgees of the selling stockholders after the date of this prospectus. If the selling stockholders sell the Series A Preferred Shares or the Common Shares through brokers, they expect to pay customary brokerage commissions and charges.

          If the selling stockholders sell Shares to or through underwriters or through agents, the accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of Shares in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by each underwriter, and the compensation, if any, of such underwriters or agents.

          We are registering the Series A Preferred Shares and the Common Shares to permit the selling stockholders to resell the Series A Preferred Shares and the Common Shares and to permit public secondary trading of the Shares now and in the future. We are required to register the Common Shares under the terms of the registration rights agreement dated February 25, 1998, between us and Security Capital Preferred Growth Incorporated. The registration of the Shares does not necessarily mean that the selling stockholders will offer or sell any of the Shares.

          We have agreed to pay all expenses (other than selling commissions, underwriting discounts, stock transfer taxes and fees and expenses of counsel to any selling stockholder) of the selling stockholders in connection with the registration and sale of the Series A Preferred Shares and the Common Shares. The following table lists the estimated expenses in connection with the registration and sale of the Series A Preferred Shares and the Common Shares, which will be paid by us:

      Registration fee                               $  26,630.32
      Printing and duplicating expenses                  5,000.00
      Legal fees and expenses                           75,000.00
      Accounting fees and expenses                      10,000.00
      Miscellaneous expenses                             4,000.00
                                                  ------------------
      Total                                          $ 120,630.32

          The selling stockholders and any dealer, broker or other agent selling the Series A Preferred Shares or the Common Shares for a selling stockholder or purchasing the Series A Preferred Shares or the Common Shares from a selling stockholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any compensation received by the selling stockholder, dealer, broker or other agent may be deemed to be underwriting compensation. The amount of that compensation cannot currently be estimated. We know of no existing arrangements between any selling stockholder and any dealer, broker or other agent.

          To comply with some states' securities laws, if applicable, the Series A Preferred Shares and the Common Shares may be sold in those states only through brokers or dealers. In addition, the Series A Preferred Shares and the Common Shares may not be sold in certain states unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

          We have agreed to indemnify the selling stockholders and their respective directors, officers and controlling persons against specified liabilities relating to the Registration Statement relating to the Series A Preferred Shares and Common Shares offered by this prospectus, as described further under "WHERE YOU CAN FIND MORE INFORMATION" below, including specified liabilities under the Securities Act. Each selling stockholder has agreed to indemnify us and our directors, officers and controlling persons against certain liabilities relating to information furnished by that selling stockholder to us in writing for inclusion in the Registration Statement, including specified liabilities under the Securities Act.

                                       EXPERTS

          Our financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report included in that 10-K and incorporated in this document by reference.

          The financial statements and financial statement schedule of SDG Macerich Properties, L.P. as of December 31, 1998 and for the year then ended incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been audited by KPMG LLP, independent auditors, as indicated in their report included in that 10-K and incorporated in this prospectus.

          The financial statement included in the Current Report on Form 8-K/A dated April 21, 1999 for event date February 18, 1999 with respect to the acquisition of the SAFECO Portfolio has been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in that 8-K/A and incorporated in this prospectus by reference.

          Each of the above-referenced financial statements, schedules and reports is incorporated herein by reference in reliance upon the relevant report, each of which was given on the authority of the respective firm as an expert in accounting and auditing.

                                    LEGAL MATTERS

          O'Melveny & Myers LLP will pass on legal matters relating to the validity of the Series A Preferred Stock and the Common Stock for us. O'Melveny & Myers LLP will rely as to selected matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, LLP. O'Melveny & Myers LLP has in the past represented and is currently representing us and some of our affiliates.

                         WHERE YOU CAN FIND MORE INFORMATION

          We have filed our Registration Statement on Form S-3 with the SEC under the Securities Act with respect to the Series A Preferred Shares and the Common Shares. The Registration Statement and the exhibits to the Registration Statement contain more information than this prospectus does. You may read and copy any document that we file, including the Registration Statement and the exhibits to the Registration Statement, at the SEC's public reference at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and at certain regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information included or incorporated by reference in this prospectus. We incorporate by reference:

          - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          - our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

          - our Current Reports on Form 8-K and Form 8-K/A for event date February 18, 1999.

          We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                      Corporate Secretary
                      The Macerich Company
                      401 Wilshire Boulevard, No. 700
                      Santa Monica, California  90401
                      Telephone:  (310) 394-6000

                                      PART II

                     INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses in connection with the registration and sale of the Securities as follows:

          SEC registration fee                              $ 26,630.32
          Printing and duplicating expenses                    5,000.00
          Legal fees and expenses                             75,000.00
          Accounting fees and expenses                        10,000.00
          Miscellaneous expenses                               4,000.00
                                                            -----------

          Total                                             $120,630.32
                                                            -----------
                                                            -----------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


The Maryland General Corporations Law permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty established by a final judgment as being material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. Our charter has incorporated a provision that limits the liability of our directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

          Our charter requires us to indemnify our present and former officers and directors, whether serving us or at its request another entity, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. Our charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the Maryland General Corporation Law requires us, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. Our bylaws specify the procedures for indemnification and advance of expenses.

          The Partnership Agreement of the operating partnership also provides for indemnification of us and our officers and directors similar to that provided to our officers and directors in the charter, and includes limitations on the liability of us and our officers and directors to the operating partnership and its partners similar to those contained in the charter.

          We and the operating partnership have entered into indemnification agreements with certain of our executive officers and directors. The indemnification agreements require, among other things, that we and the operating partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. We and the operating partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our charter and our bylaws and the Partnership Agreement of the operating partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the operating partnership to eliminate the rights it provides.


ITEM 16.  EXHIBITS


     EXHIBIT
     NUMBER              DESCRIPTION
     ------              -----------
      4.1                Articles of Amendment and Restatement (filed as Exhibit
                         3.2 to our Registration Statement on Form S-11, as
                         amended (No. 33-68964) and incorporated herein by
                         reference)

      4.2                Articles Supplementary (filed as Exhibit 4.2 to our
                         Current report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)

      4.3                Articles Supplementary (Series A Preferred Stock)
                         (filed as Exhibit 3.1 to our Current Report on Form
                         8-K, event date February 25, 1996 and incorporated herein by reference)


                                         II-2


      4.4 Amended and Restated Bylaws (filed as Exhibit 3.1 to our current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)

      4.5                Form of Common Stock Certificate (filed as Exhibit
                         4.3 to our Amendment to Current Report on Form 8-KA, event date November 10, 1998 and incorporated herein by reference)

      4.6                Form of Series A Preferred Stock Certificate (filed as
                         Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)

      4.7 Agreement dated as of November 10, 1998, between us and First Chicago Trust Company of New York, as Rights
                         Agent (filed as Exhibit 4.2 to our Current Report on
                         Form 8-K, event date November 10, 1998 and incorporated herein by reference)

      4.8                Registration Rights Agreement, dated as of February 25,
                         1998 between the Company and Security Capital Preferred
                         Growth Incorporated (filed as Exhibit 10.13 to our
                         Annual Report on Form 10-K for the fiscal year ended
                         December 31, 1997, and incorporated herein by reference)

      5.1 Opinion of O'Melveny & Myers LLP regarding the legality of the Shares

      8.1 Opinion of O'Melveny & Myers LLP regarding certain tax matters

      23.1               Consent of  PricewaterhouseCoopers LLP

      23.2               Consent of KPMG LLP

      23.3               Consent of Ernst & Young LLP

      23.4               Consent of O'Melveny & Myers LLP (contained in Exhibits
                         5.1 and 8.1)

      24.1               Power of Attorney (contained on page II-6)

ITEM 17.  UNDERTAKINGS


The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby further undertakes:

          (1) That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

          (3) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on June 7, 1999.


                                           THE MACERICH COMPANY


                                           By:  /s/ Richard A. Bayer
                                              --------------------------
                                                Richard A. Bayer
                                                GENERAL COUNSEL AND SECRETARY

         We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Mace Siegel, Dana K. Anderson, Arthur M. Coppola, Thomas E. O'Hern and Richard A. Bayer, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities effective as of May 28, 1999.

                Signature                  Title
                ---------                 -------
     /s/ Arthur M. Coppola      President and Chief Executive
   ------------------------     Officer and Director (Principal
   Arthur M. Coppola            Executive Officer)


     /s/ Mace Siegel
   ------------------------
   Mace Siegel                  Chairman of the Board


     /s/ Dana K. Anderson
   ------------------------
   Dana K. Anderson             Vice Chairman of the Board


     /s/ Edward C. Coppola
   ------------------------
   Edward C. Coppola            Executive Vice President


     /s/ James Cownie
   ------------------------
   James Cownie                 Director


     /s/ Theodore Hochstim
   ------------------------
   Theodore Hochstim            Director


     /s/ Frederick Hubbell
   ------------------------
   Frederick Hubbell            Director


     /s/ Stanley Moore
   ------------------------
   Stanley Moore                Director


     /s/ William Sexton
   ------------------------
   William Sexton               Director


     /s/  Thomas E. O'Hern      Executive Vice President,
   ------------------------     Treasurer and Chief Financial
   Thomas E. O'Hern             and Accounting Officer